EXHIBIT 99

RISK FACTORS

Our business faces significant risks. Set forth below are all risks that we believe are material at this time. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. These risks should be read in conjunction with the other information in the Company's Annual Report on Form 10-K for the year ended December 31, 2024, and this Quarterly Report on Form 10-Q.

Industry and Market Risks

Worldwide general economic, business, and industry conditions may have an adverse effect on the Company’s results.

The Company’s business and operating results are affected by worldwide and regional economic, business, and industry conditions. In recent years, we have experienced, among other things, declining consumer and business confidence, volatile raw material prices, instability in credit markets, high unemployment, fluctuating interest and exchange rates, and other challenges in the countries in which we operate. Uncertainty or a deterioration in the economic conditions affecting the businesses to which, or geographic areas in which, we sell products could reduce demand for our products and inflationary pressures may increase our costs. The Company’s customers and potential customers may experience deterioration of their businesses, cash flow shortages, and difficulty obtaining financing. As discussed below, the industries we serve have in the past been adversely affected by the uncertain global economic climate due to the cyclical nature of their businesses. As a result, existing or potential customers may reduce or delay their growth and investments and their plans to purchase products, pursue inventory reduction measures, and may not be able to fulfill their obligations in a timely fashion. Further, suppliers could experience similar conditions, which could affect their ability to fulfill their obligations to the Company. We may also experience pricing pressure on products and services, or be unsuccessful in passing along to our customers an increase in our raw materials costs or energy prices, which could decrease our revenues and have an adverse effect on our financial condition and cash flows. Adversity within capital markets may also impact the Company’s results of operations by negatively affecting the amount of expense the Company records for its pension and other postretirement benefit plans. Actuarial valuations used to calculate income or expense for the plans reflect assumptions about financial market and other economic conditions – the most significant of which are the discount rate and the expected long-term rate of return on plan assets. Such actuarial valuations may change based on changes in key economic indicators. Global economic markets remain uncertain, and there can be no assurance that market conditions will improve in the near future. Future weakness in the global economy could materially and adversely affect our business and operating results.

A number of our customers’ businesses are cyclical or have changing regional demands. Our operations are subject to these trends, and we may not be able to mitigate these risks.

A significant portion of the sales of the High-Temperature Technologies product line of our Engineered Solutions segment are derived from the metalcasting market. The metalcasting market is dependent upon the demand for castings for automobile components, farm and construction equipment, oil and gas production equipment, power generation turbine castings, and rail car components. Many of these types of equipment are sensitive to fluctuations in demand during periods of recession or difficult economic conditions. This product line also serves the steel industry.  In recent years, global steel production has been volatile. These trends have affected and may continue to affect the demand for our Engineered Solutions segment’s products and services.

In the paper industry, which is served by the Specialty Additives product line of our Consumer & Specialties segment, production levels for uncoated freesheet within North America and Europe, our two largest markets, are projected to continue to decrease. The reduced demand for premium writing paper products has resulted in closures and conversions of mills in both North America and Europe.

The Environmental & Infrastructure product line of our Engineered Solutions segment serves the commercial construction, infrastructure and oil & gas markets. In addition, the Specialty Additives product line of our Consumer & Specialties segment is affected by the domestic residential building and construction markets, as well as the automotive market.

Demand for our products is subject to trends in these markets. During periods of economic slowdown, our customers often reduce their capital expenditure and defer or cancel pending projects. Such developments occur even amongst customers that are not experiencing financial difficulties. In addition, these trends could cause our customers to face liquidity issues or bankruptcy, which could deteriorate the aging of our accounts receivable, increase our bad debt exposure and possibly trigger impairment of assets or realignment of our businesses. The Company has taken steps to reduce its exposure to variations in its customers’ businesses, including by diversifying its portfolio of products and services through geographic expansion, growth in less cyclical consumer-oriented markets, and by structuring most of its long-term satellite contracts to provide a degree of protection against declines in the quantity of product purchased, since the price per ton of our products generally rises as the number of tons purchased declines. In addition, many of our product lines lower our customers’ costs of production or increase their productivity, which should encourage them to use our products. However, there can be no assurance that these efforts will mitigate the risks of our dependence on these industries. Continued weakness in the industries we serve has had, and may in the future have, an adverse effect on sales of our products and our results of operations. A continued or renewed economic downturn in one or more of the industries or geographic regions that the Company serves, or in the worldwide economy, could cause actual results of operations to differ materially from historical and expected results.

The Company operates in very competitive industries, which could adversely affect our profitability.

The Company has many competitors. Some of our principal competitors have greater financial and other resources than we have. Accordingly, these competitors may be better able to withstand economic downturns and changes in conditions within the industries in which we operate and may have significantly greater operating and financial flexibility than we do. We also face competition for some of our products from alternative products, and some of the competition we face comes from competitors in lower-cost production countries like China and India. As a result of the competitive environment in the markets in which we operate, we currently face and will continue to face pressure on the sales prices of our products from competitors, which could reduce profit margins.

The Company’s sales could be adversely affected by consolidation in customer industries.

Several consolidations in the paper industry have taken place in recent years and such consolidation could continue in the future. These consolidations could result in partial or total closure of some paper mills where the Company operates satellite plants. Such closures would reduce the Company’s sales, except to the extent that they resulted in shifting paper production and associated purchases of calcium carbonate to another location served by the Company. Similarly, consolidations have occurred in the foundry and steel industries. Such consolidations in the major industries we serve concentrate purchasing power in the hands of a smaller number of manufacturers, enabling them to increase pressure on suppliers, such as the Company. This increased pressure could have an adverse effect on the Company’s results of operations in the future.

The Company’s sales could be adversely affected by our failure to renew or extend long-term sales contracts for our satellite operations.

The Company’s sales of calcium carbonate to paper customers are typically pursuant to long-term evergreen agreements, initially ten years in length, with paper mills where the Company operates satellite plants. Sales pursuant to these contracts represent a significant portion of our sales in the Specialty Additives product line of the Consumer & Specialties segment. The terms of many of these agreements have been extended or renewed in the past, often in connection with an expansion of the satellite plant. However, failure of a number of the Company’s customers to renew or extend existing agreements on terms as favorable to the Company as those currently in effect, or at all, could have a substantial adverse effect on the Company’s results of operations, and could also result in impairment of the assets associated with the satellite plant.

Financial Risks

Servicing the Company’s debt will require a significant amount of cash. This could reduce the Company’s flexibility to respond to changing business and economic conditions or fund capital expenditures or working capital needs. Our ability to generate cash depends on many factors beyond our control.

At September 28, 2025, the Company had $977.7 million aggregate principal amount of total indebtedness (consisting primarily of $572.1 million aggregate principal amount of loans under our term facility, $400.0 million aggregate principal amount of notes and $13.0 million outstanding under our revolving credit facility) and an additional $377.7 million of borrowing capacity under the revolving credit facility (after giving effect to $9.3 million of outstanding letters of credit). Our outstanding indebtedness will require a significant amount of cash to make interest payments. Further, the interest rate on a significant portion of our borrowings under our senior secured credit facility is based on SOFR interest rates, which has resulted in and could continue to result in higher interest expense in the event of increases in interest rates. Our ability to pay interest on our debt and to satisfy our other debt obligations will depend in part upon our future financial and operating performance and upon our ability to renew or refinance borrowings. Prevailing economic conditions and financial, business, competitive, regulatory and other factors, many of which are beyond our control, will affect our ability to make these payments. We cannot guarantee that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to fund our liquidity needs. If we are unable to generate sufficient cash flow to meet our debt service obligations, we will have to pursue one or more alternatives, such as reducing or delaying capital or other expenditures, refinancing debt, selling assets, or raising equity capital. Further, the requirement to make significant interest payments may reduce the Company’s flexibility to respond to changing business and economic conditions or fund capital expenditure or working capital needs and may increase the Company’s vulnerability to adverse economic conditions.

The agreements and instruments governing our debt contain various covenants that could significantly impact our ability to operate our business.

The agreement governing our senior secured credit facility and the indenture that governs our 5.0% Senior Notes due 2028 contain a number of significant covenants that, among other things, limit our ability to: incur or guarantee additional indebtedness, pay dividends or make other distributions or repurchase or redeem capital stock, prepay, redeem or repurchase certain debt, issue certain preferred stock or similar equity securities, make loans and investments, sell or otherwise dispose of assets, incur liens, enter into transactions with affiliates, enter into agreements restricting our subsidiaries’ ability to pay dividends and consolidate, merge or sell all or substantially all of our assets. In addition, we are required to comply with specific financial ratios, including a maximum net leverage ratio, under which we are required to achieve specific financial results. Our ability to comply with these provisions may be affected by events beyond our control. A breach of any of these covenants would result in a default under the applicable agreements. In the event of any default under our senior secured credit facility, our lenders could elect to declare all amounts borrowed under the credit agreement, together with accrued interest thereon, to be due and payable. In such an event, we cannot assure you that we would have sufficient assets to pay debt then outstanding under the credit agreement, the indenture governing our notes, and any other agreements governing our debt. Any future refinancing of the senior secured credit facility is likely to contain similar restrictive covenants. We may also incur future debt obligations that might subject us to additional restrictive covenants that could affect our financial and operational flexibility. We cannot assure you that we will be granted waivers or amendments to these agreements if for any reason we are unable to comply with these agreements or that we will be able to refinance our debt on terms acceptable to us, or at all.

Technology, Development and Growth Risks

The Company’s results could be adversely affected if it is unable to effectively achieve and implement its growth initiatives.

Sales and income growth of the Company depends upon a number of uncertain events. Growth will depend in part on sales growth from our existing businesses and customers. The Company has a strategic growth initiative to increase penetration into geographic markets such as Brazil, India and China as well as other Asian and Eastern European countries. The Company also has a strategic growth initiative to increase penetration into consumer-oriented markets such as pet litter, personal care, and oil purification. Our strategy also anticipates growth through future acquisitions. However, our ability to identify and consummate any future acquisitions on terms that are favorable to us may be limited by the number of attractive acquisition targets, internal demands on our resources and our ability to obtain financing. Our success in integrating newly acquired businesses will depend upon our ability to retain key personnel, avoid diversion of management’s attention from operational matters, and integrate general and administrative services. In addition, future acquisitions could result in the incurrence of additional debt, costs and contingent liabilities. Integration of acquired operations may take longer, or be more costly or disruptive to our business, than originally anticipated, and it is also possible that expected synergies from future acquisitions may not materialize. We also may incur costs and divert management attention with regard to potential acquisitions that are never consummated. Difficulties, delays or failure of any of these strategies could affect the future growth rate of the Company.

Delays or failures in new product development could adversely affect the Company’s operations.

The Company’s future business success will depend in part upon its ability to maintain and enhance its technological capabilities, to respond to changing customer needs, and to successfully anticipate or respond to technological changes on a cost-effective and timely basis. The Company is engaged in a continuous effort to develop new products and processes in all of its product lines. Difficulties, delays or failures in the development, testing, production, marketing or sale of such new products could cause actual results of operations to differ materially from our expected results.

The Company’s ability to compete is dependent upon its ability to defend its intellectual property against inappropriate disclosure, theft and infringement.

The Company’s ability to compete is based in part upon proprietary knowledge, both patented and unpatented. The Company’s ability to achieve anticipated results depends in part on its ability to defend its intellectual property against inappropriate disclosure and theft as well as against infringement. In addition, development by the Company’s competitors of new products or technologies that are more effective or less expensive than those the Company offers could have a material adverse effect on the Company’s financial condition or results of operations.

The Company’s operations could be impacted by the increased risks of doing business abroad.

The Company does business in many areas internationally. Approximately 49% of our sales in 2024 were derived from outside the United States and we have significant production facilities which are located outside of the United States. We have in recent years expanded our operations in emerging markets, and we plan to continue to do so in the future, particularly in China, India, Brazil, the Middle East, and Eastern Europe. Some of our operations are located in areas that have experienced political or economic instability, including Indonesia, Malaysia, Nigeria, Egypt, Saudi Arabia, Turkey, Brazil, Thailand, China and South Africa. As the Company expands its operations overseas, it faces increased risks of doing business abroad, including inflation, fluctuation in interest rates, changes in applicable laws and regulatory requirements, nationalization, expropriation, limits on repatriation of funds, civil unrest, unstable governments and legal systems, and other factors. The U.S. and foreign countries may also adopt or increase restrictions on foreign trade or investment, including currency exchange controls, tariffs or other taxes, or limitations on imports or exports.  Beginning in the first quarter of 2025, the United States government announced additional tariffs on goods imported into the U.S. from numerous countries and multiple nations have responded with reciprocal tariffs and other actions. Certain of the U.S. government’s announcements have been followed by announcements of limited exemptions and temporary pauses, and the U.S. government stated that it is willing to negotiate with other countries regarding the tariffs, all of which has increased uncertainty regarding the ultimate effect of the tariffs on economic conditions. While the Company generally manufactures products in the markets where they are sold, the imposition of tariffs as well as uncertainty about their scope and duration could negatively affect demand, result in an increase in some input costs and/or inflation, or otherwise adversely affect economic conditions.  The Company continues to monitor the economic effects of such announcements and is implementing plans to mitigate their related impacts, but the effects associated with the tariffs remain uncertain.

Further, geopolitical and terrorism threats, including armed conflict among countries, could in the future affect our business overseas, including leading to, among other things, impairment of our or our customers’ ability to conduct operations, adverse impact to our employees, and a loss of our investment. While recent geopolitical conflicts, such as between Russia and Ukraine and between Israel and Hamas, have not significantly affected our business, the broader consequences of geopolitical and terrorism threats, which may include sanctions that prohibit our ability to do business in specific countries, embargoes, supply chain disruptions, potential contractual breaches and litigation, regional instability and geopolitical shifts, cannot be predicted. We are also subject to increased risks of natural disasters, public health crises, including the occurrence of a contagious disease or illness, such as COVID-19, and other catastrophic events in such countries. Many of these risks are beyond our control and can lead to sudden, and potentially prolonged, changes in demand for our products, difficulty in enforcing agreements, and losses in the realizability of our assets.

Adverse developments in any of the areas in which we do business could cause actual results to differ materially from historical and expected results. In addition, a significant portion of our raw material purchases and sales outside the United States are denominated in foreign currencies, and liabilities for non-U.S. operating expenses and income taxes are denominated in local currencies. Accordingly, reported sales, net earnings, cash flows and fair values have been and, in the future, will be affected by changes in foreign currency exchange rates. Our overall success as a global business depends, in part, upon our ability to succeed in differing legal, regulatory, economic, social and political conditions. We cannot assure you that we will implement policies and strategies that will be effective in each location where we do business.

The Company’s operations are dependent on the availability of raw materials and access to ore reserves at its mining operations. Increases in costs of raw materials, energy, or shipping could adversely affect our financial results.

The Company depends in part on having an adequate supply of raw materials for its manufacturing operations, particularly lime and carbon dioxide for the production of PCC, and magnesia and alumina for its refractory operations. Purchase prices and availability of these critical raw materials are subject to volatility. At any given time, we may be unable to obtain an adequate supply of these critical raw materials on a timely basis, on price and other terms, or at all. While most such raw materials are readily available, the Company has purchased approximately 55% of its magnesia requirements from sources in China over the past five years. The price and availability of magnesia have fluctuated in the past and they may fluctuate in the future. Price increases for certain other of our raw materials, including petrochemical products, as well as increases in energy prices, have also affected our business. Our production processes consume a significant amount of energy, primarily electricity, diesel fuel, natural gas and coal. We use diesel fuel to operate our mining and processing equipment and our freight costs are heavily dependent upon fuel prices and surcharges. Energy costs also affect the cost of raw materials. On a combined basis, these factors represent a large exposure to petrochemical and energy products which may be subject to significant price fluctuations. The contracts pursuant to which we construct and operate our satellite plants generally adjust pricing to reflect the pass-through of increases in costs resulting from inflation, including energy. However, there is a time lag before such price adjustments can be implemented. The Company and its customers will typically negotiate reasonable price adjustments in order to recover these escalating costs, but there can be no assurance that we will be able to recover increasing costs through such negotiations.

The Company also depends on having adequate access to ore reserves of appropriate quality at its mining operations. There are numerous uncertainties inherent in estimating ore reserves including subjective judgments and determinations that are based on available geological, technical, contract and economic information. In addition, mining permits, leases and other rights are, or may be, required for certain of the Company’s mining operations. Such permits, leases and other rights are subject to modification, renewal and revocation. Our ability to maintain such mining permits, leases and other rights has been, and may continue to be, affected by changes in laws, regulations and governmental actions, particularly in emerging markets such as Turkey and China. We cannot assure you that we will be able to maintain such mining permits, leases and other rights to the extent we currently maintain them or at all.

The Company relies on shipping bulk cargos of bentonite from the United States, Turkey and China to customers, as well as our own subsidiaries, and we are sensitive to our ability to recover these shipping costs. If we cannot secure our container requirements or offset additional shipping costs with price increases to customers, our profitability could be impacted. We are also subject to other shipping risks. In particular, rail service interruptions have affected our ability to ship, and the availability of rail service, and our ability to recover increased rail costs, may be beyond our control. In addition, governmental restrictions can, and during the COVID-19 pandemic did, affect our ability to ship our products.

Operational Risks

The Company’s subsidiaries, BMI Oldco Inc. (f/k/a Barretts Minerals Inc.) (“Oldco”) and Barretts Ventures Texas LLC (together with Oldco, the “Chapter 11 Debtors”), have filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code to address and comprehensively resolve Oldco’s liabilities associated with talc. Risks and uncertainties related to this filing could have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows.

The Company and certain of the Company’s subsidiaries are among numerous defendants in over eight hundred cases seeking damages for alleged exposure to asbestos-contaminated talc products sold by the Company’s subsidiary Oldco.  On October 2, 2023 (the “Petition Date”), notwithstanding the Company’s confidence in the safety of Oldco’s talc products, the Chapter 11 Debtors filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (the “Chapter 11 Cases”) to address and comprehensively resolve Oldco’s liabilities associated with talc.  Minerals Technologies Inc. and the Company’s other subsidiaries were not included in the Chapter 11 filing.

The Chapter 11 Debtors’ ultimate goal in the Chapter 11 Cases is to confirm a plan of reorganization under Section 524(g) of the U.S. Bankruptcy Code and utilize this provision of the Bankruptcy Code to establish a trust that will address all current and future talc-related claims.  Discussions regarding the terms of a potential consensual plan of reorganization and the ultimate amount to be contributed to any trust are ongoing.

In the second quarter of 2024, Oldco sold its talc assets under section 363 of the U.S. Bankruptcy Code. In addition, in the second quarter of 2024, the Company entered into a Debtor-in-Possession Credit Agreement with Oldco (the “DIP Credit Agreement”) and recorded a provision for credit loss of $30 million for the maximum aggregate principal amount under such DIP Credit Agreement. In the second quarter of 2025, the Company amended the DIP Credit Agreement to increase the maximum principal amount available under the DIP Credit Agreement by $30 million.  Proceeds of the sale of Oldco's talc assets and funds drawn by Oldco under the DIP Credit Agreement have been and will be used to fund the Chapter 11 Cases.

In the first quarter of 2025, the Company recorded a provision to establish a reserve of $215 million for estimated costs to fund a trust to resolve all current and future talc-related claims as well as fund the Chapter 11 Cases and related litigation costs (including the aforementioned $30 million increase to the maximum principal amount of the DIP Credit Agreement).  The parties have not yet reached a final resolution of all matters in the Chapter 11 Cases, and the Company is unable to estimate the possible loss or range of loss beyond the amount accrued.

During the pendency of the Chapter 11 Cases, the Company anticipates that the Chapter 11 Debtors will benefit from the operation of the automatic stay, which stays ongoing litigation in connection with talc-related claims against the Chapter 11 Debtors. In addition, the Bankruptcy Court temporarily enjoined the filing or continued prosecution of all talc-related claims against the Chapter 11 Debtors’ non-debtor affiliates, subject to certain exceptions. Such exceptions consist of claims premised solely on alleged inadequacies in testing of talc sold by Oldco.  The Company is vigorously opposing and defending against these claims.  The Chapter 11 Debtors have been deconsolidated from the Company’s financial statements since the Petition Date.

Although the Chapter 11 Cases are progressing, it is not possible at this time to predict how the District Court will rule on the pending motions, whether an appellate court will affirm or reverse the Bankruptcy Court order denying the Committee’s motion to dismiss, the form of any ultimate resolution or when an ultimate resolution might occur. Accordingly, the Company is unable to estimate the possible loss or range of loss related to the amount that will be necessary to fully and finally resolve all of Oldco’s current and future talc-related claims in connection with a confirmed Chapter 11 plan of reorganization beyond the amount accrued. Several risks and uncertainties related to the Chapter 11 Cases could have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows, including the ultimate amount necessary to be contributed to any trust established pursuant to Section 524(g) of the U.S. Bankruptcy Code, the potential for the Company’s talc-related exposure to extend beyond the Chapter 11 Debtors arising from claims by talc plaintiffs relating to the Company’s liability for talc claims, corporate veil piercing efforts or otherwise, any final resolution of the scope of the Pfizer indemnity, the ongoing costs of the Chapter 11 Cases, which may require additional funding from time to time, the cost and length of time necessary to ultimately resolve the cases, either through settlement or as a result of litigation arising in connection with the Chapter 11 Cases, and the possibility that the Chapter 11 Debtors will be unsuccessful in attaining relief under Chapter 11. Further, while the Company anticipates that the Chapter 11 Debtors will benefit from the operation of the automatic stay during the Chapter 11 proceedings, depending on the ultimate outcome of any of these litigation matters, the Company could in the future be required to pay significant amounts as a result of settlements or judgments, potentially in excess of liabilities accrued to date in respect of such matters. The resolution of, or recognition of additional liabilities in connection with, pending or future litigation could have a material adverse effect on the Company’s results of operations, cash flows and financial condition.

For a further discussion of the Chapter 11 Cases and Oldco's talc-related liabilities, see Note 12 to the Condensed Consolidated Financial Statements, included in this report.

The Company is subject to stringent regulation in the areas of environmental, health and safety, and tax, and may incur unanticipated costs or liabilities arising out of claims for various legal, environmental and tax matters or product stewardship issues that could materially harm the Company’s results of operations, cash flows and financial condition.

The Company’s operations are subject to international, federal, state and local governmental environmental, health and safety, tax and other laws and regulations. We have expended, and may be required to expend in the future, substantial funds for compliance with such laws and regulations. In addition, future events, such as changes to or modifications of interpretations of existing laws and regulations, or enforcement polices, or further investigation or evaluation of the potential environmental impacts of operations or health hazards of certain products, may affect our mining rights or give rise to additional compliance and other costs that could have a material adverse effect on the Company.  Further, certain of our customers are subject to various federal and international laws and regulations relating to environmental and health and safety matters, especially customers of our Environmental & Infrastructure product line of our Engineered Solutions segment, who are subject to drilling permits, waste water disposal and other regulations. To the extent that these laws and regulations affecting our customers change, demand for our products and services could also change and thereby affect our financial results. State, national, and international governments and agencies have been evaluating climate-related legislation and regulation that would restrict emissions of greenhouse gases in areas in which we conduct business, and some such legislation and regulation have already been enacted or adopted. Enactment of climate-related legislation or adoption of regulation that restrict emissions of greenhouse gases in areas in which we conduct business could have an adverse effect on our operations or demand for our products. Our manufacturing processes for our products use a significant amount of energy and, should energy prices increase as a result of such legislation or regulation, we may not be able to pass these increased costs on to purchasers of our products. We cannot predict if or when currently proposed or additional laws and regulations regarding climate change or other environmental or health and safety concerns will be enacted or adopted.

The Company is also subject to income tax laws and regulations in the United States and various foreign jurisdictions. Significant judgment is required in evaluating and estimating our provision and accruals for these taxes. Our income tax liabilities are dependent upon the location of earnings among these different jurisdictions. Our income tax provision and income tax liabilities could be adversely affected by the jurisdictional mix of earnings, changes in valuation of deferred tax assets and liabilities and changes in tax treaties, laws and regulations.

The Company is currently a party in various litigation matters and tax and environmental proceedings and faces risks arising from various unasserted litigation matters, including product liability, patent infringement, antitrust claims, and claims for third-party property damage or personal injury stemming from alleged torts, including, as discussed elsewhere in this Report, a number of cases seeking damages for alleged exposure to asbestos-contaminated talc products sold by Oldco. Any failure to appropriately manage safety, human health, product liability and environmental risks associated with the Company’s products and production processes could adversely impact the Company’s employees and other stakeholders, the Company’s reputation, and its results of operations, cash flows and financial condition. Public perception of the risks associated with the Company’s products and production processes could impact product acceptance and influence the regulatory environment in which the Company operates. Any unanticipated liability arising out of a current matter or proceeding, or from the other risks described above, could have a material adverse effect on the Company’s results of operations, cash flows and financial condition.

Production facilities are subject to operating risks and capacity limitations that may adversely affect the Company’s financial condition or results of operations.

The Company is dependent on the continued operation of its production facilities.  Production facilities are subject to hazards associated with the manufacturing, handling, storage, and transportation of chemical materials and products, including pipeline leaks and ruptures, explosions, fires, inclement weather and natural disasters, mechanical failure, unscheduled downtime, labor difficulties, transportation interruptions, and environmental risks. Production facilities are also subject to governmental requirements that may, and during the Covid-19 pandemic did, affect our ability to operate. We maintain property, business interruption and casualty insurance but such insurance may not cover all risks associated with the hazards of our business and is subject to limitations, including deductibles and maximum liabilities covered. We may incur losses beyond the limits, or outside the coverage, of our insurance policies. Further, from time to time, we may experience capacity limitations in our manufacturing operations. In addition, if we are unable to effectively forecast our customers’ demand, it could affect our ability to successfully manage operating capacity limitations. These hazards, limitations, disruptions in supply and capacity constraints could adversely affect financial results.

Operating results for some of our businesses are seasonal.

Certain of our businesses are affected by seasonal weather patterns. A majority of revenues from our energy services business within the Environmental & Infrastructure product line of our Engineered Solutions segment is derived from the Gulf of Mexico and surrounding states, which are susceptible to hurricanes that typically occur June 1st through November 30th. Actual or threatened hurricanes can result in volatile demand for services provided by our energy services business. Our other businesses within the Environmental & Infrastructure product line are affected by weather patterns which determine the feasibility of construction activities. Typically, less construction activity occurs in winter months and thus this segment’s revenues tend to be greatest in the second and third quarters when weather patterns in our geographic markets are more conducive to construction activities. Additionally, some of the businesses within the Specialty Additives product line of our Consumer & Specialties segment are subject to similar seasonal patterns.

Our operations have been and will continue to be subject to cyber-attacks and other disruptions to our information systems that could have a material adverse impact on our business, consolidated results of operations, and consolidated financial condition.

Our operations are dependent on digital technologies and services. We use these technologies for activities important to our business, including managing and operating our manufacturing facilities, communications within our company and with customers and suppliers, maintaining accurate financial records, protecting confidential information, complying with regulatory, financial reporting, and legal requirements, and otherwise storing, processing and transmitting our data. Increased use of remote working arrangements has only increased our reliance on these technologies and services. Our business has in the past and could in the future be negatively affected by security incidents and systems disruptions. These disruptions or incidents may be caused by cyberattacks and other cyber incidents, network or power outages, software, equipment or telecommunications failures, the unintentional or malicious actions of employees or contractors, natural disasters, fires or other catastrophic events.

Cyberattacks and other cyber incidents are occurring more frequently, the techniques used to gain access to information technology systems and data, disable or degrade service or sabotage systems are constantly evolving and becoming more sophisticated in nature and are being carried out by groups and individuals with a wide range of expertise and motives. Cyberattacks and cyber incidents may be difficult to detect for periods of time and take many forms including cyber extortion, denial of service, social engineering, introduction of viruses or malware (such as ransomware), exploiting vulnerabilities in hardware, software or other infrastructure, hacking, website defacement or theft of passwords and other credentials, unauthorized use of computing resources and business email compromise. Continued geopolitical instability has heightened the risk of cyberattacks.

Like other global companies, our systems are subject to recurring attempts by third parties to access information, manipulate data or disrupt our operations, and we have experienced cyber incidents. If we do not allocate and effectively manage the resources necessary to continue building and maintaining our information technology infrastructure, or if we fail to timely identify or appropriately respond to cyberattacks or other cyber incidents, our business has been and can continue to be adversely affected by, among other things: interruption of our business operations; loss of or damage to intellectual property, proprietary or confidential information, or customer, supplier, or employee data; and increased costs required to prevent, respond to, or mitigate cybersecurity attacks. Similar risks exist with respect to our business partners and third-party providers that we rely upon. We are subject to the risk that the activities associated with our business partners and third-party providers can adversely affect our business even if the attack or breach does not directly impact our systems or information.

Although the cyber incidents that we have experienced to date have not had a material effect on our business, such incidents or disruptions could have a material adverse effect on us in the future. While we believe we devote significant resources to network security, disaster recovery, employee training and other measures to secure our information technology systems and prevent unauthorized access to or loss of data, there can be no guarantee that they will be adequate to safeguard against all cyber incidents, systems disruptions, or misuses of data. In addition, while we currently maintain insurance coverage that is intended to address costs associated with certain aspects of cyber incidents and information systems failures, this insurance coverage may not cover all losses or all types of claims that arise from an incident, or the damage to our reputation or brands that may result from an incident.